Exhibit 10.17

FIRST COMMUNITY FINANCIAL PARTNERS, INC.
2013 EQUITY INCENTIVE PLAN
EMPLOYEE PERFORMANCE UNIT AWARD AGREEMENT
The Participant specified below is hereby granted a performance unit award by FIRST COMMUNITY FINANCIAL PARTNERS, INC. under the FIRST COMMUNITY FINANCIAL PARTNERS, INC. 2013 EQUITY INCENTIVE PLAN. This Award shall be subject to the terms of the Plan and the terms set forth in this Award Agreement.
Section 1.Award. The Company hereby grants to the Participant this Award of performance units (each such unit, a “Unit”), where each Unit represents the right of the Participant to receive one Share in the future, subject to the terms of this Award Agreement and the Plan.
Section 2.    Terms of Performance Unit Award.  The following words and phrases relating to this Award shall have the following meanings:
(a)    The “Participant” is ______________________________.
(b)    The “Grant Date” is ______________________________.
(c)    The number of Units is ______________________________.
(d)    The “Measurement Date” with respect to a Unit shall be as reflected in EXHIBIT A hereto.
Except for words and phrases otherwise defined in this Award Agreement (including in Section 19 below), any capitalized word or phrase in this Award Agreement shall have the meaning ascribed to it in the Plan.
Section 3.    Vesting and Forfeiture of Units. Subject to the forfeiture provisions in Section 3(c) below, the Circuit Breaker provisions in Section 5 below, and the settlement provisions in Section 6 below:
(a)    General Vesting of Units. The Units shall be eligible to become vested as of the applicable Measurement Date reflected in EXHIBIT A hereto, based on the level of achievement of the applicable performance goals set forth in EXHIBIT A hereto, as determined by the Committee in its sole discretion.
(b)    Change in Control Vesting of Units. Upon a Change in Control:
(i)    Any unvested Units for which the Measurement Date is scheduled to occur in the year of such Change in Control shall become vested immediately prior to, and contingent upon the consummation of, the Change in Control, based on the projected level of

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achievement of the applicable performance goals set forth in EXHIBIT A hereto through the end of the year in which the Change in Control occurs, as determined by the Committee in its sole discretion, taking into account the level of achievement of the applicable performance goals through the Change in Control; and
(ii)    50% of any unvested Units for which the Measurement Date is scheduled to occur in a year following the year of the Change in Control shall become vested immediately prior to, and contingent upon the consummation of, the Change in Control.
(c)    Forfeiture of Units.
(i)    The Participant shall forfeit any Units that are not vested and that do not become vested as of the Participant’s Termination of Service.
(ii)    Subject to Section 5 below, the Participant shall forfeit any Units that are not vested and that do not become vested as of the applicable Measurement Date.
(iii)    Upon a Change in Control, the Participant shall forfeit any Units that are not vested and that do not become vested in connection with such Change in Control.
Section 4.    Adjustments. In addition to any adjustments to this Award Agreement permitted under the Plan, the Committee may, in its sole discretion, make any reasonable adjustments to the performance goals and measures that it deems appropriate to reflect effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management Discussion and Analysis section of the Company’s annual report: (a) extraordinary, unusual or nonrecurring items of gain or loss, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting principles, regulations or laws or (d) mergers or acquisitions. The foregoing adjustments shall only be permissible by the Committee, as determined in the sole discretion of the Committee, to the extent such adjustments do not unreasonably benefit or penalize the Participant.
Section 5.    Circuit Breaker. Notwithstanding anything in Section 3 above to the contrary, no Units that would otherwise become vested pursuant to the terms of Section 3 above and EXHIBIT A hereto shall become vested as of a Measurement Date if as of such Measurement Date there exists a material weakness in safety, soundness or compliance (e.g., a regulatory memorandum of understanding), at the Company level or the Bank level, as determined in the sole discretion of the Committee (a “Circuit Breaker”); provided, however, that in the event a Circuit Breaker exists, Units that would have become vested but for the existence of the Circuit Breaker shall not be forfeited as of the applicable Measurement Date, and shall become vested if the Circuit Breaker ceases to exist in its entirety prior to the second anniversary of the applicable Measurement Date, provided that the Participant has not incurred a Termination of Service prior to the time such Circuit Breaker ceases to exist in its entirety.
Section 6.    Settlement of Units. Delivery of Shares or other amounts under this Award Agreement and the Plan shall be subject to the following:

(a)    Delivery of Shares. The Company shall deliver to the Participant one Share free and clear of any restrictions in settlement of each of the earned, vested, and unrestricted Units within 30 days following the time such Units vest.
(b)    Compliance with Applicable Laws.  Notwithstanding any other term of this Award Agreement or the Plan, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under this Award Agreement or the Plan unless such delivery or distribution complies with all applicable laws and the applicable rules of any securities exchange or similar entity.
(c)    Certificates Not Required.  To the extent that this Award Agreement and the Plan provide for the issuance of Shares, such issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.
Section 7.    Withholding.  All deliveries of Shares pursuant to this Award shall be subject to withholding of all applicable taxes. The Company shall have the right to require the Participant (or if applicable, permitted assigns, heirs and Designated Beneficiaries) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery date of any Shares in connection with this Award.  Except as may be provided otherwise by the Committee, such withholding obligations may be satisfied at the election of the Participant (a) through cash payment by the Participant, (b) through the surrender of Shares that the Participant already owns or (c) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (c) may not be used to satisfy more than the Company’s minimum statutory withholding obligation.
Section 8.    Non-Transferability of Award. This Award, or any portion thereof, is not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. Except as provided in the immediately preceding sentence, this Award shall not be assigned, transferred, pledged, hypothecated or otherwise disposed of by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.  Any attempt at assignment, transfer, pledge, hypothecation or other disposition of this Award contrary to the provisions hereof, or the levy of any attachment or similar process upon this Award, shall be null and void and without effect.
Section 9.    No Rights as Stockholder. The Participant shall not have any rights of a Stockholder with respect to the Units, including but not limited to, dividend or voting rights, prior to the settlement of the Units pursuant to Section 6(a) above and issuance of a stock certificate or its equivalent as provided herein.
Section 10.    Heirs and Successors.  This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring all or substantially all of the Company’s assets or business. If any rights of the Participant or benefits distributable to the Participant under this Award Agreement have not been settled or distributed at the time of the Participant’s death, such rights shall be settled for and such benefits shall be distributed to the Designated Beneficiary in accordance with the provisions of this Award Agreement and the

Plan. The Participant’s designation of beneficiary may be amended or revoked from time to time by the Participant in accordance with any procedures established by the Committee. If a Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any benefits that would have been provided to the Participant shall be provided to the legal representative of the estate of the Participant. If a Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the provision of the Designated Beneficiary’s benefits under this Award Agreement, then any benefits that would have been provided to the Designated Beneficiary shall be provided to the legal representative of the estate of the Designated Beneficiary.
Section 11.    Administration.  The authority to manage and control the operation and administration of this Award Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement or the Plan by the Committee and any decision made by the Committee with respect to this Award Agreement or the Plan shall be final and binding on all persons.
Section 12.    Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the secretary of the Company. This Award Agreement shall be subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time. Notwithstanding any term of this Award Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company and this Award Agreement, the corporate records of the Company shall control.
Section 13.    Not an Employment Contract. Neither this Award nor this Award Agreement shall confer on the Participant any rights with respect to continuance of employment or other service with the Company or a Subsidiary, nor shall they interfere in any way with any right the Company or a Subsidiary may otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.
Section 14.    Amendment.  Without limitation of Section 17 and Section 18 below, this Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended in writing by the Participant and the Company without the consent of any other person.
Section 15.    Governing Law. This Award Agreement, the Plan and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws, except as superseded by applicable federal law.
Section 16.    Validity. If any provision of this Award Agreement is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

Section 17.    Section 409A Amendment. This Award is intended to be exempt from Code Section 409A and this Award Agreement shall be administered and interpreted in accordance with such intent. The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A; and the Participant hereby acknowledges and consents to such rights of the Committee.
Section 18.    Clawback.
(a)    The Company shall, to the fullest extent permitted by governing law, in all appropriate cases, require immediate reimbursement of any amount or benefit received under this Award if (i) such amount or benefit was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement and (ii) the amount or benefit that would have been awarded to the Participant had the financial results been properly reported would have been lower than the amount or benefit actually awarded.
(b)    Without limitation of Section 18(a) above, this Award and any amount or benefit received under the Plan shall also be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company or Subsidiary clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time. The Participant hereby acknowledges and consents to the Company’s or a Subsidiary’s application, implementation and enforcement of (a) the Policy and any similar policy established by the Company or a Subsidiary that may apply to the Participant, whether adopted prior to or following the date of this Award Agreement, and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and agrees that the Company or a Subsidiary may take such actions as may be necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.
Section 19.    Non-Solicitation Covenant. As an essential ingredient of and in consideration of this Award Agreement, the Company’s granting of the Award described herein, and the Participant’s employment with the Company or a Subsidiary, the Participant shall not, during the Participant’s employment or during the Restricted Period, regardless of when the Participant’s Termination of Service occurs, directly or indirectly do any of the following (all of which are collectively referred to in this Award Agreement as the “Restrictive Covenant”):
(a)    (i) Induce or attempt to induce any employee of the Company or a Subsidiary to leave the employ of the Company or a Subsidiary; (ii) in any way interfere with the relationship between the Company or a Subsidiary and any employee of the Company or a Subsidiary; or (iii) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or a Subsidiary with whom the Participant had an ongoing business relationship to cease doing business with the Company or a Subsidiary or in any way interfere with the relationship between the Company or a Subsidiary and their respective customers, suppliers, licensees, or other business relations with whom the Participant had an ongoing business relationship.
(b)    Solicit the business of any person or entity known to the Participant to be a customer of the Company or a Subsidiary, where the Participant, or any person reporting to the

Participant, had accessed Confidential Information of, had an ongoing business relationship with, or had made Substantial Business Efforts with respect to, such person or entity, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of the Company or a Subsidiary.
Section 20.    Remedies for Breach of Restrictive Covenant. The Participant acknowledges that the Restrictive Covenant contained in Section 19 above is reasonable and necessary for the protection of the legitimate business interests of the Company and its Subsidiaries, that the Restrictive Covenant creates no undue hardship, that any violation of the Restrictive Covenant would cause substantial injury to the Company and its Subsidiaries and such interests, and that the Restrictive Covenant was a material inducement to the Company to enter into this Award Agreement. In the event of any violation or threatened violation of the restrictions contained in Section 19 above, the Company and its Subsidiaries, in addition to and not in limitation of, any other rights, remedies, or damages available under this Award Agreement or otherwise at law or in equity, (i) shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Participant and all persons directly or indirectly acting for or with the Participant, as the case may be, without any requirement that the Company or a Subsidiary post bond and (ii) shall be relieved of any obligation to pay or provide any amounts or benefits pursuant to this Award Agreement. If the Participant violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant; accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Restrictive Covenant by the Participant.
Section 21.    Additional Definitions. For purposes of this Award Agreement, in additions to the terms set forth in Section 2 above, the following capitalized words and phrases shall have the following meanings:
(a)    “Award” means the grant of performance units under this Award Agreement.
(b)    “Award Agreement” means this performance unit award agreement.
(c)    “Bank” means First Community Financial Bank.
(d)    “Circuit Breaker” has the meaning set forth in Section 5 above.
(e)    “Company” means First Community Financial Partners, Inc., an Illinois corporation.
(f)    “Confidential Information” means confidential or proprietary non-public information concerning the Company or its Subsidiaries, including research, development, designs, formulae, processes, specifications, technologies, marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation, and other information not generally available to the public.
(g)    “Designated Beneficiary” means the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form as the Committee may require.
(h)    “Plan” means the First Community Financial Partners, Inc. 2013 Equity Incentive Plan.
(i)    “Policy” has the meaning set forth in Section 18 above.
(j)    “Restricted Period” means a period of 12 months immediately following the effective date of the Participant’s Termination of Service.
(k)    “Substantial Business Efforts” means marketing, promotional, purchasing, sales, or solicitation activities undertaken on behalf of the Company or a Subsidiary, which include (i) in person and voice communications and (ii) either or both of (A) delivery of a quote, bid, proposal, or request for any of the foregoing or (B) visits to the site of the actual or potential business development and other similar meetings or visits (conducted alone or with other employees of the Company or a Subsidiary), where such activities would enjoy a reasonable prospect of success in the absence of any breach of the Restrictive Covenant contained in this Award Agreement.
(l)    “Unit” means a performance unit under this Award Agreement.
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IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed in its name and on its behalf, and the Participant acknowledges understanding and acceptance of, and agrees to, the terms of this Award Agreement, all as of the Grant Date.
FIRST COMMUNITY FINANCIAL PARTNERS, INC.
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PARTICIPANT
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